Exhibit 99.1

General Lloyd J. Austin III, Former Commander of U.S. Central Command, to Join
United Technologies Board of Directors

FARMINGTON, Conn., June 8, 2016 - Retired U.S. Army Gen. Lloyd J. Austin III, former commander of U.S. Central Command, today was elected to the United Technologies Corp. (NYSE: UTX) Board of Directors, effective Sept. 1, 2016. He joins 13 other board members, 12 of whom are independent.
Austin, 62, retired from the U.S. Army in May after a nearly 41-year military career that included service in a wide range of command and staff positions, including as commander of United States Forces-Iraq from September 2010 through the completion of Operation New Dawn in December 2011. He then served as the 33rd Vice Chief of Staff of the Army. His most recent assignment was as the commanding general for U.S. Central Command responsible for the 20-country Central Region that includes Iraq, Syria, Iran, Afghanistan, Pakistan, Egypt, and Saudi Arabia.
“General Austin is renowned for his distinguished character, exceptional leadership skills and deep understanding of national security issues, international relations and the challenges facing the global community,” said UTC President and Chief Executive Officer Gregory Hayes. “I look forward to working closely with him as UTC continues to build long-term shareholder value.”
“Leadership and service have been hallmarks of Lloyd’s outstanding military career,” said UTC Board of Directors non-executive Chairman Edward A. Kangas. “We are delighted to welcome Lloyd to our board.”
Austin is a 1975 graduate of the U.S. Military Academy at West Point, N.Y., where he earned a bachelor of science degree. He also holds a master's degree in education from Auburn University and a master's degree in business management from Webster University. In addition, Austin’s numerous awards and decorations for his military service include five Defense Distinguished Service Medals, the Silver Star and the Legion of Merit.

United Technologies Corp., based in Farmington, Connecticut, provides high-technology systems and services to the building and aerospace industries.

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